EXHIBIT 99.1

January 31, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for the fourth quarter and fiscal year ended December 29, 2007 and updated guidance for 2008.
•	Sales increased 7.8% during 2007 and 8.1% during the fourth quarter. The increase was driven by higher pricing, positive mix shifts, and higher volume.

•	Net income increased 16.7% in the year; 35.3% in the fourth quarter.

•	Efficiency gains reduced selling, marketing, and administrative expenses as a percent of sales, helping to offset lower gross margin as a percent of sales that resulted from higher ingredient and other input costs.

•	Branded retail sales were up 10.6% for the fourth quarter, driven by Nature’s Own soft variety and premium breads, Whitewheat breads, and regional white bread brands.

•	For fiscal 2008, expect sales growth of 8.5% to 11.0% and earnings per share increase of 4.9% to 14.7%.
George E. Deese, Flowers Foods’ Chairman, CEO, and President said, “We posted another year of strong sales and earnings growth. Although we faced significantly higher ingredient costs, our team worked to increase efficiencies and control our expenses to help offset those costs. Because of those efforts, our selling, marketing, and administrative costs as a percent of sales were lower, which helped us deliver improved earnings.
“Looking ahead, our guidance for 2008 indicates that we expect another year of solid sales and earnings performance,” Deese said. “Our brands are strong, our bakeries efficient, and our operating strategies are sound. We are focused on creating value for shareholders as we continue to grow sales and earnings by executing our long-term strategies.”
Fiscal 2007 results
For fiscal 2007, sales increased 7.8% to $2.04 billion over the $1.89 billion reported for fiscal 2006. Net income for the year was $94.6 million, or $1.02 per diluted share, an increase of 16.7% over the $81.0 million, or $.88 per diluted share, reported last year. Net income reported for fiscal 2006 included income of $6.7 million, or $0.08 per diluted share, from discontinued operations relating to reversals of tax reserves of $5.5 million that resulted from prior year audits and an insurance recovery of $1.2 million. Also impacting prior year net income was a cumulative effect expense of $568,000, or $0.01 per diluted share as a result of the adoption of SFAS 123R. Income from continuing operations of $94.6 million, or $1.02 per diluted share, was reported for fiscal 2007, a 26.4% increase compared to $74.9 million, or $.81 per diluted share, reported for fiscal 2006.
The sales increase of 7.8% was achieved through favorable pricing of 5.6%, positive mix shifts of 1.9%, and volume increase of 0.3% as gains in loaf bread and bun units were offset by declines in single unit snack cakes. During the year, Bakeries Group sales grew at 9.0% due to favorable pricing of 6.2%, unit volume increase of 2.5% and positive mix shifts of 0.3%. Specialty Group sales increased 3.1%, due to favorable pricing of 4.5% and positive mix shifts of 3.2%, offset by a decline in unit volume of 4.6%, primarily due to the shift from single unit snack cakes to multi-pack snack cakes.
Gross margin as a percentage of sales for the full year was 49.0% of sales compared to 49.7% in the prior year. The decrease in margin was due to higher ingredient costs, partially offset by pricing gains, lower packaging and labor costs as a percent of sales, and lower production start-up costs.
Selling, marketing, and administrative costs as a percentage of sales for 2007 were 38.7% of sales compared to 40.2% in the prior year. The improvement as a percent of sales was due primarily to price increases, lower labor costs as a percent of sales, and the benefits of the company’s distribution rationalization whereby new production capacity is located closer to the market.
Depreciation and amortization expenses for the year were $66.1 million compared to $64.3 million in the prior year. Net interest income for the year was $3.5 million higher than the prior year due to higher interest income as new territories were sold to independent distributors and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the year was 35.9%.
Net cash provided by operating activities remained strong at $214.6 million for the year.
•	The company invested $88.1 million in capital expenditure projects during the year, including new production capacity in Newton, N.C., as well as projects aimed at improving efficiency and quality in other bakeries. The capital expenditures also include the purchase of a building in Suwanee, Ga., which had been leased since the company’s divestiture of Mrs. Smith’s in 2003. Reacquiring the building where it operates two production lines allows the company to operate with certainty regarding future production and the opportunity to expand production capacity.

•	In the fourth quarter, the company purchased a small bakery mix operation in Maryland. The mix operation, a former snack cake mix supplier to Flowers and others, will help the company improve the quality and cost of certain bakery mixes it uses for its products.

•	Shareholders received $42.1 million in dividend payments during the year, a payout ratio of 44.9%.

•	During the year, the company acquired 1,498,670 shares of its common stock under its share repurchase plan for $33.3 million, an average of $22.22 per share. Since the inception of the share repurchase plan, the company has acquired 19.1 million shares of its common stock for $280.4 million, an average of $14.65 per share. The plan authorizes the company to repurchase up to 22.9 million shares of common stock.
Deese said, “We remain committed to a balanced program of capital investments, dividend payments, and share repurchase activity while maintaining flexibility in our cash position and our debt capacity that will allow us to opportunistically target acquisitions.”
Fourth quarter results
For the fourth quarter, sales increased 8.1% to $473.7 million over the $438.2 million reported for last year’s fourth quarter. Net income and income from continuing operations for the quarter was $21.4 million, or $.23 per diluted share, an increase of 35.3% over the $15.8 million, or $.17 per diluted share, reported for the 2006 fourth quarter.
The quarter’s sales increase of 8.1% was achieved through favorable pricing of 4.7%, positive mix shifts of 2.2%, and volume increase of 1.2%. During the quarter, Bakeries Group sales grew at 10.7% due to favorable pricing of 6.0%, unit volume increase of 3.9% and positive mix shifts of 0.8%. Specialty Group sales decreased 2.4% due to a decline in volume of 4.7%, partially offset by favorable pricing of 1.8% and a positive mix shift of 0.5%.
For the quarter, gross margin as a percentage of sales was 48.7% of sales compared to 49.0% in the fourth quarter of 2006. The decrease in margin was due to higher ingredient costs, partially offset by pricing gains and lower packaging and labor costs as a percent of sales.
Selling, marketing, and administrative costs as a percentage of sales for the quarter were 39.0% of sales compared to 40.1% in the prior year. The improvement as a percent of sales was due primarily to price increases and lower labor and distribution costs as a percent of sales.

Depreciation and amortization expenses for the fourth quarter remained relatively stable as compared to the prior quarter. Net interest income for the quarter was $1.5 million higher than the prior year fourth quarter due to higher interest income as new territories were sold to independent distributors and a decrease in interest expense due to lower average debt outstanding under the company’s credit facility. The effective tax rate for the quarter was 38.0%, up from the full year rate due primarily to the effect of the variable interest entity.
For the quarter, net cash provided by operating activities remained strong at $59.4 million. During the quarter, the company acquired 897,200 shares of its common stock under its share repurchase plan for $20.5 million, an average of $22.89 per share.
Guidance for Fiscal 2008
Deese updated guidance for fiscal 2008, which will be a 53-week year. He said the company continues to expect sales growth of 8.5% to 11.0%, excluding any future acquisitions. Therefore, sales for fiscal 2008 are expected to be $2.210 billion to $2.258 billion. The company expects net income from continuing operations to be 4.5% to 4.8% of sales, or $99.5 million to $108.4 million. With approximately 92.6 million average shares outstanding, earnings per share still are expected to be $1.07 to $1.17, an increase of 4.9% to 14.7% over fiscal 2007. Capital spending in fiscal 2008 is expected to be $95.0 million to $100.0 million, an amount that includes costs for construction of new production capacity as well as maintaining and improving efficiencies in the company’s 36 existing bakeries.
Deese said, “We continue to achieve sales growth of our branded products, which is evidence of the strength of our Nature’s Own, Whitewheat, and regional white bread brands. Even in uncertain economic times, our bakery products are a good value for consumers and to date our sales have continued to grow and consumers continue to choose our brands, which offer the quality, variety, and value they demand.
“In 2008, as we face unprecedented cost increases for wheat and other input items, our team continues to do business the Flowers way—removing costs from our business and working to be the most efficient operator in our industry. Our higher costs for ingredients and other input items should be offset by the pricing actions we previously discussed and the efficiency gains we are implementing.
“Our 2008 guidance anticipates that we will continue to perform well in the marketplace, increase sales volume, make further efficiency improvements to reduce our costs, and continue executing our pricing strategies. In short, our team must continue to manage our business well and further implement the strategies that have created competitive advantages for us in the marketplace,” Deese said. “We are intensely focused on our responsibility to build value over the long term for our shareholders by doing just that.”

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its fourth quarter and full-year conference call over the Internet at 10:30 a.m. (Eastern) January 31, 2008. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. Through its Bakeries Group and Specialty Group, Flowers operates 36 bakeries that are among the most efficient in the baking industry. Flowers Foods Bakeries Group produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. Flowers Foods Specialty Group produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods

Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week Period	For the 12 - Week	For the 52 - Week Period	For the 52 - Week
	Ended	Period Ended	Ended	Period Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Sales	$473,664	$438,178	$2,036,674	$1,888,654
Materials, supplies, labor and other production costs	242,796	223,569	1,039,011	949,612
Selling, marketing and administrative expenses	184,539	175,600	787,821	759,387
Depreciation and amortization	15,504	15,515	66,094	64,250
Gain on insurance recovery	(215)	(836)	(933)	(3,088)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	31,040	24,330	144,681	118,493
Interest income, net	2,554	1,088	8,404	4,946

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	33,594	25,418	153,085	123,439
Income tax expense	12,768	9,544	54,970	45,304

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	20,826	15,874	98,115	78,135
Minority interest in variable interest entity	605	(38)	(3,500)	(3,255)

Income from continuing operations before cumulative effect of a change in accounting principle	21,431	15,836	94,615	74,880
Income from discontinued operations, net of tax	0	0	0	6,731

Income before cumulative effect of a change in accounting principle	21,431	15,836	94,615	81,611
Cumulative effect of a change in accounting principle, net of tax	0	0	0	(568)

Net income	$21,431	$15,836	94,615	$81,043

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.23	$0.17	1.02	$0.81
Income from discontinued operations	0.00	0.00	0.00	0.08
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.01)
Net income	$0.23	$0.17	1.02	$0.88

Diluted weighted average shares outstanding	92,827	91,938	92,368	92,600

Flowers Foods
Segment Reporting

(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 52 - Week	For the 52 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Sales:
Flowers Bakeries Group	$388,375	$350,820	$1,649,251	$1,512,889
Flowers Specialty Group	85,289	87,358	387,423	375,765

	$473,664	$438,178	$2,036,674	$1,888,654

EBITDA from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$46,223	$38,224	$200,101	$177,492
Flowers Specialty Group	8,425	8,701	39,286	31,662
Flowers Foods	(8,104)	(7,080)	(28,612)	(26,411)

	$46,544	$39,845	$210,775	$182,743

Depreciation and Amortization:
Flowers Bakeries Group	$12,440	$12,512	$53,347	$51,309
Flowers Specialty Group	3,043	3,025	12,867	13,118
Flowers Foods	21	(22)	(120)	(177)

	$15,504	$15,515	$66,094	$64,250

EBIT from Continuing Operations Before Cumulative
Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$33,783	$25,712	$146,754	$126,183
Flowers Specialty Group	5,382	5,676	26,419	18,544
Flowers Foods	(8,125)	(7,058)	(28,492)	(26,234)

	$31,040	$24,330	$144,681	$118,493

Flowers Foods

Condensed Consolidated Balance Sheet
(000’s omitted)

December 29, 2007
Assets
Cash and Cash Equivalents	$19,978
Other Current Assets	237,209
Property, Plant & Equipment, net	486,523
Distributor Notes Receivable (includes $11,009 current portion)	99,478
Other Assets	44,921
Cost in Excess of Net Tangible Assets, net	98,389

Total Assets	$986,498

Liabilities and Stockholders’ Equity
Current Liabilities	$206,723
Bank Debt	0
Other Debt and Capital Leases (includes $6,920 current portion)	29,429
Other Liabilities	86,327
Minority Interest in Variable Interest Entity	7,802
Common Stockholders’ Equity	656,217

Total Liabilities and Stockholders’ Equity	$986,498

Flowers Foods
Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 - Week	For the 52 - Week
	Period Ended	Period Ended
	December 29, 2007	December 29, 2007
Cash flows from operating activities:
Net income	$21,431	$94,615
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	15,504	66,094
Minority interest in variable interest entity	(605)	3,500
Stock compensation	2,429	15,153
Pension contributions	0	(1,000)
Changes in assets and liabilities	20,625	36,235

Net cash provided by operating activities	59,384	214,597

Cash flows from investing activities:
Purchase of property, plant and equipment	(40,682)	(88,125)
Other	(3,028)	(14,743)

Net cash disbursed for investing activities	(43,710)	(102,868)

Cash flows from financing activities:
Dividends paid	(11,637)	(42,120)
Stock options exercised	5,199	22,087
Income tax windfall benefit related to stock awards	2,186	9,288
Stock Repurchases	(20,533)	(33,296)
Payment of financing fees	(320)	(320)
Decrease in book overdraft	4,747	(4,201)
Proceeds from debt borrowings	0	146,500
Debt and capital lease obligation payments	(530)	(203,603)

Net cash disbursed for financing activities	(20,888)	(105,665)

Net (decrease) increase in cash and cash equivalents	(5,214)	6,064
Cash and cash equivalents at beginning of period	25,192	13,914

Cash and cash equivalents at end of period	$19,978	$19,978